Exhibit 99.1
Contact: Pam Scott
Red Lion Hotels Corporation
509-777-6393 (d)
509-570-4610 (c)
Pam.Scott@redlion.com
www.RedLion.com
Red Lion Hotels Corporation to Sell Red Lion Hotel
on Fifth Avenue to Lowe Enterprises Affiliate
(Spokane, WA, May 4, 2011) — Red Lion Hotels Corporation (NYSE: RLH) announced today that it has entered into a definitive agreement to sell the Red Lion Hotel on Fifth Avenue in Seattle, WA to an affiliate of Lowe Enterprises (“Lowe”), a leading national real estate investment, development and management firm. Lowe is also entering into a franchise agreement with Red Lion Hotels Franchising, Inc. and the hotel will continue to be operated as a Red Lion hotel, managed by Lowe’s hospitality management subsidiary, Destination Hotels & Resorts.
The company is selling the Red Lion Hotel on Fifth Avenue for $71 million. In addition to the franchise agreement, the company is entering into an affiliation agreement with a subsidiary of Destination Hotels & Resorts to facilitate the cross-promotion of hotels between the companies. The company currently anticipates that the closing will occur by the end of the second quarter.
“This is exactly the type of agreement we were targeting,” said Jon E. Eliassen, President and Chief Executive Officer of Red Lion Hotels Corporation. “This sale gives us the opportunity to monetize a valuable asset and strengthen our balance sheet while at the same time maintaining the Red Lion brand in a key location in downtown Seattle. We are also very pleased to add a franchisee to our Red Lion system that is affiliated with such highly regarded companies as Lowe Enterprises and Destination Hotels & Resorts.”
The 297-room Red Lion Hotel on Fifth Avenue is centrally located in downtown Seattle just a few blocks from Pike Place Market and the Washington State Convention Center. Red Lion Hotels Corporation announced in January 2011 it was listing the hotel for sale. Chris Burdett of CBRE Hotels in Seattle is representing Red Lion in the sale.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale hotels under its Red Lion® brand. As of December 31, 2010, the RLH hotel network was comprised of 44 hotels located in eight states and one Canadian province, with 8,557 rooms and 425,397 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website, www.redlion.com.
About Lowe Enterprises
Los Angeles-based Lowe Enterprises is a leading national real estate investment, development and management firm. Over the past 38 years, it has developed, acquired or managed more than $16 billion of real estate assets nationwide. Lowe is currently responsible for more than $5 billion of commercial, hospitality and residential assets. Lowe Enterprises Investors, the firm’s investment management affiliate, has been responsible for $6 billion in real estate assets, including commercial, hospitality and debt investments, since inception in the late 1980s. In addition to its Los Angeles headquarters, Lowe Enterprises maintains regional offices in Southern California, Northern California, Denver and Washington, D.C.
About Destination Hotels & Resorts
Destination Hotels & Resorts began in 1972 with the development and management of condominium resorts. Since then, the company has been consistently ranked as one of the top 10 hospitality and property management companies in the country (ranked by Hotel Business Magazine), with more than 7,100 employees, over 7,000 hotel rooms and condominium units, and more than $2.2 billion in assets under management. Destination Hotels & Resorts is a wholly owned subsidiary of Los Angeles-based Lowe Enterprises, a privately-held, national real estate organization active in commercial and hospitality property investment, management and development. For more information, please visit the company’s website, www.destinationhotels.com.